Exhibit 5.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

101 Constitution Avenue, NW | Suite 900 Washington, DC 20001 T 202.712.2800 F 202.712.2860 nelsonmullins.com

December 20, 2024

CROWN LNG HOLDINGS LIMITED

37th Floor, 1 Canada Square

Canary Wharf, London

Greater London E14 5AA United Kingdom

Re: Registration Statement on Form F-1

We have acted as U.S. counsel to Crown LNG Holdings Limited, a company incorporated in Jersey, Channel Islands (the “Company”), in connection with the registration of the offer and resale from time to time, by the selling shareholders named in the prospectus (collectively, the “Selling Shareholders”) of up to an aggregate of 482,918,178 Ordinary Shares of the Company (the “Ordinary Shares”), and (iii) the offer and resale from time to time, by the selling warrant holders named in the prospectus (collectively, the “Selling Warrantholders” and, together with the Selling Shareholders and including their permitted transferees, the “Selling Securityholders”) of up to an aggregate of 7,199,132 warrants to purchase Ordinary Shares of the Company (the “Warrants”) and 147,500 warrants issuable to Helena Special Opportunities LLC (the “Helena Warrants”), pursuant to a Securities Purchase Agreement dated June 4, 2024 (the “Helena Agreement”). The Ordinary Shares, the Warrants, and the Helena Warrants are included in a registration statement on Amendment No. 1 to Form F-1 under the U.S. Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification that the Company is a validly existing entity in the jurisdiction of its organization, in good standing in each applicable jurisdiction and has the power and authority to execute and deliver, and to perform its obligations under, the Helena Agreement, including the issuance of the Helena Warrants and that such execution, delivery and performance does not violate any provision of the organizational documents of the Company. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the U.S. federal securities laws, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Ordinary Shares and the Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Helena Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth in numbered paragraphs 1 and 2 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

101 Constitution Avenue, NW | Suite 900 Washington, DC 20001 T 202.712.2800 F 202.712.2860 nelsonmullins.com policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Ordinary Shares, the Warrants, and the Helena Warrants have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Ordinary Shares, the Warrants, and the Helena Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP